Consent of Independent Auditors



We consent to the references to our firm under the captions "Accountants and Legal Counsel" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the use of our report dated September 30, 2003 in the Registration Statement (Form N-2 No. 333-102751 and 811-21288) of Advisory Hedged Opportunity Fund.






/s/ ERNST & YOUNG LLP
----------------------
    ERNST & YOUNG LLP
    New York, New York
    September 30, 2003